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                                  EXHIBIT 11
                   YOUNG BROADCASTING INC. AND SUBSIDIARIES
                     RE COMPUTATION OF PER SHARE EARNINGS


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                                                                                           YEARS ENDED
                                                                          ---------------------------------------------
                                                                            DEC. 31,         DEC. 31,        DEC. 31,
                                                                              1998             1999            2000
                                                                          ------------     ------------    ------------
SHARES OF COMMON STOCK OUTSTANDING FOR THE ENTIRE
 PERIOD..............................................................      13,847,844       13,810,270      13,493,723

ISSUANCE OF 22,169, 20,866, AND 45,360 SHARES OF COMMON STOCK
 TO THE COMPANY'S DEFINED CONTRIBUTION PLAN IN 1998, 1999
 AND 2000, RESPECTIVELY..............................................          11,473           12,371          25,867

ISSUANCE OF  16,750, 10,987, AND 6,950 SHARES OF COMMON STOCK
 UPON EXERCISE OF OPTIONS IN 1998, 1999 AND 2000, RESPECTIVELY.......           9,095            7,041           6,064

ISSUANCE OF 526,757 SHARES OF COMMON STOCK FOR THE
 MERGER OF ADAM YOUNG INC............................................         474,803                -               -

RETIREMENT OF 50,450 SHARES OF COMMON STOCK FOR THE
 MERGER OF ADAM YOUNG INC............................................         (45,474)               -               -

ISSUANCE OF 3,888,788 SHARES OF COMMON STOCK FOR THE KRON-
 TV AND BAYTV ACQUISITION............................................               -                -       2,008,145

REPURCHASE OF 552,800, 347,400, AND 888,631 SHARES OF COMMON
 STOCK UNDER BUYBACK PROGRAM IN 1998, 1999 AND 2000,
 RESPECTIVELY........................................................        (150,219)        (241,574)       (376,556)
                                                                          -----------     ------------     -----------

WEIGHTED AVERAGE SHARES OF COMMON STOCK
 OUTSTANDING.........................................................      14,147,522       13,588,108      15,157,243

DILUTIVE EFFECT OF 1,550,282 AND 2,432,453 OPTIONS IN 1998 AND
 2000 EXPECTED TO BE EXERCISED UNDER THE TREASURY STOCK
 METHOD USING THE WEIGHTED AVERAGE MARKET PRICE OF THE
 COMPANY'S SHARES OF COMMON STOCK....................................         612,932                -       1,283,262
                                                                          -----------     ------------     -----------

TOTAL DILUTIVE WEIGHTED AVERAGE SHARES OF COMMON
 STOCK FOR THE PERIOD................................................      14,760,454       13,588,108      16,440,505
                                                                          -----------     ------------     -----------

NET INCOME (LOSS)....................................................     $ 3,999,029     $(21,542,075)    $13,989,384
                                                                          ===========     ============     ===========

INCOME (LOSS) PER COMMON SHARE :
 BASIC
   NET INCOME (LOSS).................................................     $      0.28     $      (1.59)    $      0.92
                                                                          ===========     ============     ===========

DILUTED
   NET INCOME (LOSS).................................................     $      0.27     $      (1.59)    $      0.85
                                                                          ===========     ============     ===========
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